Exhibit 10.5
Jazz Pharmaceuticals plc
Amended and Restated
2007 Non-Employee Directors Stock Award Plan
Non-U.S. Option Grant Notice
Jazz Pharmaceuticals plc (the “Company”), pursuant to its Amended and Restated 2007 Non-Employee Directors Stock Award Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of Ordinary Shares specified and on the terms set forth below. This option is subject to all of the terms and conditions as set forth in this Non-U.S. Option Grant Notice (the “Grant Notice”) and in the Non-U.S. Option Agreement, including any country-specific Appendix (the “Agreement”), and the Plan, both of which are attached hereto and incorporated herein in their entirety.

Optionholder:
Option #:
Date of Grant:
Vesting Commencement Date:
Number of Ordinary Shares Subject to Option:
Exercise Price (Per Ordinary Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	Nonstatutory Stock Option

Vesting Schedule:	Subject to Section 1 of the Agreement and any country-specific Appendix to the Agreement, this option will vest as follows: [___________________]

Payment:	By one or a combination of the following items (described in the Agreement):

☒	By cash or check

☒	Pursuant to a Regulation T Program if the Ordinary Shares are publicly traded

☐	By delivery of already-owned Ordinary Shares if the Ordinary Shares are publicly traded
Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of Ordinary Shares and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, (ii) any other specific written agreement between Optionholder and the Company and (iii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this option, Optionholder consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Jazz Pharmaceuticals PLC		Optionholder
By:
	Signature	Signature
Title:		Date:
Date:
Attachments:    Non-U.S. Option Agreement and Amended and Restated 2007 Non-Employee Directors Stock Award Plan
* * * * *
Based on the form of Non-U.S. Option Grant Notice for the Amended and Restated 2007 Non-Employee Directors Stock Option Plan as approved by the Board of Directors of Jazz Pharmaceuticals plc on August 1, 2013.

Attachment I
Non-U.S. Option Agreement
Jazz Pharmaceuticals plc
Amended and Restated
2007 Non-Employee Directors Stock Award Plan
Non-U.S. Option Agreement
(Nonstatutory Stock Option)
Pursuant to your Non-U.S. Option Grant Notice (the “Grant Notice”) and this Non-U.S. Option Agreement, including any country‑specific Appendix (the “Agreement”), Jazz Pharmaceuticals plc (the “Company”) has granted you an option under its Amended and Restated 2007 Non-Employee Directors Stock Award Plan (the “Plan”) to purchase the number of Ordinary Shares indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Except as otherwise explicitly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the Plan, the terms of the Plan shall control. Capitalized terms not explicitly defined in the Grant Notice or this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:
1.Vesting. Subject to Section 9 and the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.
Notwithstanding the foregoing, if you do not stand for reelection at an annual general meeting of the Company’s shareholders (an “Annual Meeting”) in the year in which your term expires or you otherwise resign effective at an Annual Meeting, and, in either case, your Continuous Service terminates at such Annual Meeting, then effective as of the date of such Annual Meeting, the unvested portion, if any, of your option shall become vested and exercisable with respect to the portion of your option that would have vested through the anniversary of the Vesting Commencement Date (as set forth in the Grant Notice) in the year of such Annual Meeting.
2.Number of Shares and Exercise Price. The number of Ordinary Shares subject to your option and your exercise price per Ordinary Share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.
3.Method of Payment. You must pay the full amount of the exercise price for the Ordinary Shares you wish to exercise. You may pay the exercise price in cash or by check

(subject to Section 4) or in any other manner permitted by your Grant Notice, which may include one or more of the following:
(a)Provided that at the time of exercise the Ordinary Shares are publicly traded, pursuant to a program developed under Regulation T as promulgated by the U.S. Federal Reserve Board that, prior to the issuance of Ordinary Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise,” “same day sale,” or “sell to cover.”
(b)Provided that at the time of exercise the Ordinary Shares are publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned Ordinary Shares that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such Ordinary Shares in a form approved by the Company. You may not exercise your option by delivery to the Company of Ordinary Shares if doing so would violate the provisions of any law, regulation or agreement applicable to the, or restricting the redemption of, the Ordinary Shares.
4.Payment of Par (Nominal) Value. To the extent that any Ordinary Shares issued upon exercise of your option are newly issued Ordinary Shares, you must pay in cash or by check an amount equal to the par value of such number of newly issued Ordinary Shares (rounded up to the nearest whole cent).
5.Whole Shares. You may exercise your option only for whole Ordinary Shares.
6.Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the Ordinary Shares issuable upon such exercise are then registered under the Securities Act or, if such Ordinary Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations. The Company shall have no liability to you should your option expire unexercised as a result of the Company’s determination that the exercise of your option does not comply with the applicable laws and regulations governing the option or that the exercise is not in material compliance with such laws and regulations.
7.Term. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires, subject to the provisions of Section 5(i) of the Plan, upon the earliest of the following:
(a)three (3) months after the termination of your Continuous Service for any reason other than your Disability or death or upon a Change in Control (except as otherwise provided in Section 7(c) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;
(b)twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 7(c) below);
(c)eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than death;
(d)twelve (12) months after the effective date of a Change in Control if your Continuous Service terminates as of, or within twelve (12) months following the Change in Control (except as otherwise provided in Section 7(c) above);
(e)the Expiration Date indicated in your Grant Notice; or
(f)the day before the tenth (10th) anniversary of the Date of Grant.
8.Exercise.
(a)You may exercise the vested portion of your option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable Tax-Related Items (defined below) to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.
(b)By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any Tax-Related Items arising by reason of (i) the exercise of your option or (ii) the disposition of Ordinary Shares acquired upon such exercise.
9.Change in Control. If you are either (i) required to resign your position as a Non-Employee Director as a condition of a Change in Control, or (ii) removed from your position as a Non-Employee Director in connection with a Change in Control, your option shall become fully vested and exercisable immediately prior to the effectiveness of such resignation or removal (and contingent upon the effectiveness of such Change in Control).
10.Transferability. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.
11.Option Not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue providing services to the Company or an Affiliate, or of the Company or an Affiliate to continue your services and shall not in any way restrict the Company or an Affiliate to terminate your Continuous Service. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.
12.Tax Withholding Obligations.
You acknowledge that, regardless of any action taken by the Company or, if different, your employer, if your employer is an Affiliate of the Company (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option, including, but not limited to, the grant, vesting or exercise of the option, the subsequent sale of Ordinary Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by (i) withholding from proceeds of the sale of Ordinary Shares acquired at exercise of the option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization) without further consent or (ii) withholding from any cash compensation paid to you by the Company and/or the Employer.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Ordinary Share equivalent.
Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Ordinary Shares or the proceeds of the sale of Ordinary Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

13.Nature of Grant. In accepting the option, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)the option and any Ordinary Shares acquired under the Plan are not intended to replace any pension rights or compensation;
(f)the option and any Ordinary Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the future value of the Ordinary Shares underlying the option is unknown, indeterminable, and cannot be predicted with certainty;
(h)if the underlying Ordinary Shares do not increase in value, the option will have no value;
(i)if you exercise the option and acquire Ordinary Shares, the value of such Ordinary Shares may increase or decrease in value, even below the exercise price;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the option resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing Continuous Service or the terms of your employment agreement, if any), and in consideration of the grant of the option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any Affiliate or the Employer, waive your ability, if any, to bring any such claim, and release the Company, any Affiliate and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)for purposes of the option, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or any

Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing Continuous Service or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (i) your right to vest in the option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing Continuous Service or the terms of your employment agreement, if any); and (ii) the period (if any) during which you may exercise the option after such termination of your Continuous Service will commence on the date you cease to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where you are providing Continuous Service or the terms of your employment agreement, if any; the Board or the chief executive officer of the Company or an Affiliate, as applicable, shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your option grant (including whether you may still be considered to be providing services while on a leave of absence);
(l)unless otherwise provided in the Plan or by the Company in its discretion, the option and the benefits evidenced by this Agreement do not create any entitlement to have the option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Ordinary Shares; and
(m)you acknowledge and agree that neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the option or of any amounts due to you pursuant to the exercise of the option or the subsequent sale of any Ordinary Shares acquired upon exercise.
14.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Ordinary Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
15.Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other option grant materials by and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to Ordinary Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to a third party stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws with a lower level of protection than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Continuous Service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
16.Governing Law and Venue. The option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to its conflict of law provisions.
For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
17.Language. If you have received this Agreement, or any other document related to the option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
18.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.Appendix. Notwithstanding any provisions in this Agreement, the option grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
20.Notices; Electronic Delivery. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, fourteen (14) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
21.Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. Except as otherwise explicitly provided herein, in the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.
22.Amendment. Notwithstanding anything in the Plan to the contrary, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the option and on any Ordinary Shares purchased upon exercise of the option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Optionholder.
25.Reporting Obligation. As long as you serve as a director of the Company or a shadow director or secretary of the Company or an Irish Affiliate, you must notify the Company or the Irish Affiliate in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., options, Ordinary Shares), or within five (5) business days of becoming aware of the event giving rise to the notification requirement. This notification requirement also applies with respect to the interests in the Company of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary, as applicable).
* * * * *
By signing the Non-U.S. Option Grant Notice to which this Non-U.S. Option Agreement is attached, you shall be deemed to have signed and agreed to the terms and conditions of this Non-U.S. Option Agreement.
* * * * *
Based on the form of Non-U.S. Option Agreement for the Amended and Restated 2007 Non-Employee Directors Stock Option Plan as approved by the Board of Directors of Jazz Pharmaceuticals plc on August 1, 2013.

APPENDIX
TO THE
NON-U.S. OPTION AGREEMENT
Terms and Conditions
This Appendix contains additional terms and conditions that govern the option granted under the Plan to you if you reside and/or work in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Grant Notice and/or the Agreement.
If you are a citizen or resident of a country other than the one in which you are currently working, transfer employment after the option is granted, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.
Notifications
This Appendix contains information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you exercise the option or sell Ordinary Shares acquired pursuant thereto.
The information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
AUSTRIA
Notifications
Consumer Protection Information.  You may be entitled to revoke acceptance of the option granted under the Plan on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Agreement and the Plan:

(i)	The revocation must be made within one (1) week after acceptance of the option.

(ii)	The revocation must be in written form to be valid. It is sufficient if you return the Agreement to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the Agreement, provided the revocation is sent within the period discussed above.
Exchange Control Notification.  If you hold Ordinary Shares acquired under the Plan outside of Austria, you must submit a report to the Austrian National Bank. An exemption applies if the value of the Ordinary Shares as of any given quarter does not exceed €30,000,000 or if the value of the Ordinary Shares in any given year as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.
A separate reporting requirement applies when you sell Ordinary Shares acquired under the Plan or receive a dividend payment. In that case, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).
BELGIUM
Terms and Conditions
Taxation of Option. The option must be accepted in writing either (i) within 60 days of the offer (for tax at offer), or (ii) after 60 days of the offer (for tax at exercise). You have received a separate offer letter and undertaking form in addition to the Agreement and should refer to the offer letter for a more detailed description of the tax consequences corresponding with when you accept the option. You should consult with your personal tax advisor regarding taxation of the option and completion of the additional forms.
Notifications
Tax Reporting. You are required to report any bank accounts opened and maintained outside of Belgium on your annual tax return.
CANADA
Terms and Conditions
Form of Payment. Notwithstanding anything in Sections 3(b) and 12 to the contrary, you are prohibited from surrendering Ordinary Shares that you own or attesting to the ownership of Ordinary Shares to pay the exercise price or any Tax-Related Items in connection with the option.
Involuntary Termination Terms. In the event of involuntary termination of your Continuous Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing Continuous Service or the terms of your employment agreement, if any), vesting will terminate and the period remaining to exercise the option will be measured effective as of the date that is the earlier of: (1) the date you receive notice of termination of employment from the Employer, or (2) the date you are no longer actively rendering services, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law, and/or common law); the Board or the chief executive officer of the Company or an Affiliate, as applicable, shall have the exclusive discretion to determine when you are no longer actively employed or rendering services for purposes of the option.
The following provision applies if you reside in Quebec:
Consent to Receive Information in English. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Data Privacy Notice and Consent. This section supplements Section 15 of the Agreement:
You hereby authorize the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. You further authorize the Company, the Employer and any Affiliate to disclose and discuss such information with their advisors. You also authorize the Company, the Employer and any Affiliate to record such information and to keep such information in your file.
Notifications
Tax Reporting. You are required to report any foreign property (including unvested options and Ordinary Shares) annually on Form T1135 (Foreign Income Verification Statement) if the total value of your foreign property exceeds C$100,000 at any time during the year. The form must be filed by April 30th of the following year.
FRANCE
Terms and Conditions
Language Consent.  By accepting the option, you confirm that you have read and understood the documents relating to the option (the Plan and the Agreement, including this Appendix) which were provided in the English language.  You accept the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée.  En acceptant l’option, vous confirmez avoir lu et compris les documents relatifs à l’option (le Plan et le Contrat, y compris cette Annexe) qui ont été communiqués en langue anglaise.  Vous acceptez les termes de ces documents en connaissance de cause.
Notifications

Exchange Control Notification. If you hold Ordinary Shares outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when filing your annual tax return.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you make or receive a payment in excess of this amount, you are responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements.
IRELAND

Data Privacy. The following provision replaces Section 15 of the Agreement:

You acknowledge, understand and agree that, in signing or electronically accepting the Grant Notice and/or this Agreement, you consent to the Company and any Affiliate sharing and exchanging your information held in order to administer and operate the Plan (including personal details, data relating to participation, salary, taxation and employment and sensitive personal data, e.g,. data relating to physical or mental health, criminal conviction or the alleged commission of offences) (the “Information”) and you further consent to the Company and any Affiliate providing the Company’s or Affiliates’ agents and/or third parties with the Information for the administration and operation of the Plan. You accept that this may involve the Information being sent to a country outside the European Economic Area which may not have the same level of data protection laws as Ireland. You acknowledge that you have the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting the local human resources representative. You further acknowledge that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same may prohibit participation in the Plan.
ITALY
Terms and Conditions
Method of Payment. Notwithstanding anything to the contrary in the Grant Notice or Section 3 of the Agreement, due to securities restrictions in Italy, you are required to use a “cashless sell-all” method of exercise pursuant to which you deliver irrevocable instructions to the broker to sell all Ordinary Shares to which you are entitled at exercise and remit the proceeds from sale, less any Tax-Related Items and brokerage fees or commissions, to you in cash. You will not be permitted to hold any Ordinary Shares in connection following the exercise of the option. The Company reserves the right to provide you with additional methods of exercising the option depending upon development of local laws.

Data Privacy Notification. The following provision replaces the “Data Privacy” section of the Agreement:
You understand that the Company, the Employer and any Affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance (to the extent permitted under Italian law) or other identification number, salary, nationality, job title, Ordinary Shares or directorships held in the Company or any Affiliate, details of all options granted, or any other entitlement to Ordinary Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, managing and administering the Plan.
You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Jazz Pharmaceuticals plc, with registered offices at Fourth Floor, Connaught House, 1 Burlington Road, Dublin 4, Ireland, and, pursuant to Legislative Decree no. 196/2003, its Representative in France for privacy purposes is EUSA Pharma SAS, Les Jardins d'Eole, 3 allér de Séquoias, F‑69760, Limonest, France. You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. You understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company. You further understand that the Employer, the Company and/or any Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or any Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom you may elect to deposit any Ordinary Shares acquired under the Plan. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.
You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. You understand that, pursuant to Section 7 of the Legislative

Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.
Furthermore, you are aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.
Acknowledgement. You acknowledge that you have read and specifically and expressly approve the following sections of the Agreement: Section 12 - Tax Withholding Obligations; Section 13 - Nature of Grant; Section 16 - Governing Law and Venue; Section 17 - Language; Section 18 - Severability; Section 20 - Notices; Electronic Delivery; and Section 23 - Imposition of Other Requirements. In addition, you acknowledge that you have read and specifically and expressly approve the Data Privacy Notification above.
Notifications
Exchange Control Notification. You are required to report the following on your annual tax return (Form UNICO, Schedule RW) or on a special form if no tax return is required: (1) any transfers of cash or Ordinary Shares to or from Italy exceeding €10,000, (2) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (options, cash or Ordinary Shares) may result in income taxable in Italy, and (3) the amount of the transfers to and from abroad which have had an impact during the calendar year on your foreign investments or investments held outside of Italy, to the extent that the overall amount of the transfers exceed €10,000. Under certain circumstances, you may be exempt from the requirement under (1) above if the transfer or investment is made through an authorized broker resident in Italy.
NETHERLANDS
Notifications
Insider Trading Notification. You should be aware of Dutch insider trading rules, which may impact the sale of Ordinary Shares acquired under the Plan. In particular, you may be prohibited from effecting certain transactions if you have insider information regarding the Company.
By accepting the grant of the option and participating in the Plan, you acknowledge having read and understood this Insider Trading Notification and further acknowledge that it is your responsibility to comply with the following Dutch insider trading rules.
Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Insider information” is defined as knowledge of details concerning the issuing company to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any person in Continuous Service in the Netherlands who has insider information as described herein.

Given the broad scope of the definition of insider information, certain persons in Continuous Services in the Netherlands may have insider information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when in possession of such inside information. If you are uncertain whether the insider trading rules apply to you, you should consult with your personal legal advisor.
POLAND
Notifications
Exchange Control Notification. You are required to file quarterly reports to the National Bank of Poland with information on transactions and balances regarding your rights to Ordinary Shares (such as options) and Ordinary Shares if the total value (calculated individually or together with other assets and liabilities possessed abroad) exceeds PLN 7 million. You also are required to transfer funds through a bank account in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently €15,000). You are required to retain documents connected with foreign exchange transactions for a period of five years from the date the exchange transaction was made.
PORTUGAL
Notifications
Exchange Control Notification. If you acquire Ordinary Shares under the Plan and hold the Ordinary Shares with a U.S. broker that is not a Portuguese financial intermediary, you may need to file a report with the Portuguese Central Bank. If the Ordinary Shares are held by a Portuguese financial intermediary, it will file the report for you.
SPAIN
Terms and Conditions
Nature of Grant. This provision supplements Section 13 of the Agreement:
In accepting the option, you consent to participate in the Plan and acknowledge having received and read a copy of the Plan.
You understand that the Company has unilaterally, gratuitously and discretionally decided to grant an option under the Plan to individuals who may be employees of the Employer, the Company or any Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Affiliate except as set forth in the Plan or Agreement. Consequently, you understand that your option is granted on the assumption and condition that such option and any Ordinary Shares acquired upon exercise of your option shall not become a part of any employment contract (either with the Employer or the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. In addition, you understand that your option would not be granted but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of your option shall be null and void.
Further, the vesting of your option is expressly conditioned on your Continuous Service, such that if your service or employment terminates for any reason whatsoever, your option ceases vesting immediately effective on the date of termination of your service or employment. This will be the case, for example, even if you (1) are considered to be unfairly dismissed without good cause; (2) are dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) terminate service or employment due to a change of work location, duties or any other employment or contractual condition; (4) terminate service or employment due to the Company’s or any Affiliate’s unilateral breach of contract; or (5) are terminated from service or employment for any other reason whatsoever. Consequently, upon your termination of service or employment for any of the above reasons, you will automatically lose any rights to your option that were unvested on the date of termination.
Notifications
Securities Law Notification. Your option described in the Plan and the Agreement, including this Appendix, does not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Plan and the Agreement, including this Appendix, have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.
Exchange Control Notification. The acquisition, ownership and sale of Ordinary Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be made each January for Ordinary Shares owned as of December 31 of the prior year, by means of a D-6 form; however, if the amount of Ordinary Shares acquired or sold exceeds a specific threshold or if you hold 10% or more of the share capital of the Company or such other amount that would entitle you to join the Company’s board of directors, the declaration must be filed also within one month of the acquisition or sale, as applicable.
When receiving foreign currency payments derived from the ownership of Ordinary Shares (e.g., sale proceeds) exceeding €50,000, you must inform the financial institution receiving the payment of the basis upon which such payment is made.
Foreign Asset Reporting Requirement. Effective January 1, 2013, you are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Ordinary Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.
In addition, you may be subject to certain tax reporting requirements with respect to assets or rights that you hold outside of Spain, including bank accounts, securities and real estate if the aggregate value for particular category of assets exceeds €50,000 as of December 31 each year.

Shares acquired under the Plan or other equity programs offered by the Company constitute securities for purposes of this requirement, but unvested awards (e.g., options, etc.) are not considered assets or rights for purposes of this reporting requirement. If applicable, you must report the assets on Form 720 by no later than March 31 following the end of the relevant year. After the rights and/or assets are initially reported, the reporting obligation will apply only if the value of previously-reported rights or assets increases by more than €20,000 as of each subsequent December 31. You should consult with your personal advisor to determine your obligations in this respect.
UNITED KINGDOM
Terms and Conditions
Tax Withholding Obligations. This provision supplements Section 12 of the Agreement:
If payment or withholding of the income tax due is not made within 90 days of the event giving rise to the liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected tax will constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current Her Majesty's Revenue and Customs (“HMRC”) Official Rate, it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 12 of the Agreement. Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you will not be eligible for such a loan to cover the tax liability. In the event that you are a director or executive officer and the income tax due is not collected from or paid by you by the Due Date, the amount of any uncollected income tax will constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) will be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Employer for the value of any NICs due on this additional benefit.
Joint Election for Transfer of Liability for Employer National Insurance Contributions. As a condition of participation in the Plan, you agree to accept any liability for secondary Class 1 NICs that may be payable by the Company, the Employer or any Affiliate in connection with the option and any event giving rise to Tax-Related Items (the “Employer NICs”). Without prejudice to the foregoing, you agree to execute a joint election with the Company, the form of such joint election (the “Joint Election”) having been approved formally by HMRC, and any other required consent or election prior to exercise of the option. You further agree to execute such other joint elections as may be required between you and any successor to the Company, the Employer or any Affiliate. You further agree that the Company, the Employer and any Affiliate may collect the Employer NICs from you by any of the means set forth in Section 12 of the Agreement.
If you do not enter into a Joint Election prior to the exercise of the option, you will not be entitled to exercise the option unless and until you enter into a Joint Election, and no Ordinary Shares will be issued to you under the Plan, without any liability to the Company, the Employer or any Affiliate.

JAZZ PHARMACEUTICALS PLC
AMENDED AND RESTATED
2007 NON-EMPLOYEE DIRECTORS STOCK AWARD PLAN

ELECTION TO TRANSFER THE EMPLOYER'S SECONDARY CLASS I
NATIONAL INSURANCE LIABILITY TO THE EMPLOYEE

This Election is between:

A.
The individual who has received this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive stock options (the “Awards”) pursuant to the Jazz Pharmaceuticals plc Amended and Restated 2007 Non-Employee Directors Stock Award Plan (the “Plan”), and

B.
Jazz Pharmaceuticals plc, Fourth Floor, Connaught House, 1 Burlington Road, Dublin 4, Ireland (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1	This Election relates to all Awards granted to the Employee under the Plan on or after January 18, 2012 up to the termination date of the Plan.

1.2	In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means, in relation to the Awards:

(i)	the acquisition of securities pursuant to the Awards (within section 477(3)(a) of ITEPA);

(ii)	the assignment (if applicable) or release of the Awards in return for consideration (within section 477(3)(b) of ITEPA);

(iii)	the receipt of a benefit in connection with the Awards, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

(iv)	post-acquisition charges relating to the ordinary shares of the Company acquired pursuant to the Awards (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to the ordinary shares of the Company acquired pursuant to the Awards (within section 439 of ITEPA).

(b)	“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c)	“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3	This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4
This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5
This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.	The Election
The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing the award grant notice, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	Payment of the Employer’s Liability

3.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)
by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards, the proceeds from which must be delivered to the Employer in sufficient time for payment to be made to Her Majesty’s Revenue & Customs (“HMRC”) by the due date; and/or

(iv)
where the proceeds of the gain are to be made through a third party, the Employee will authorize that party to withhold an amount from the payment or to sell some of the securities which the Employee is entitled to receive in respect of the Award, such amount to be paid in sufficient time to enable the Company and/or the Employer to make payment to HMRC by the due date; and/or

(v)	by any other means specified in the applicable Award agreement entered into between the Employee and the Company.

3.2
The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the Awards until full payment of the Employer’s Liability is received.

3.3
The Company or the Employer agrees to remit the Employer’s Liability to HMRC on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days if payments are made electronically).

4.	Duration of Election

4.1
The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2	This Election will continue in effect until the earliest of the following:

(i)	the date on which the Employee and the Company agree in writing that it should cease to have effect;

(ii)	the date on which the Company serves written notice on the Employee terminating its effect;

(iii)	the date on which HMRC withdraws approval of this Election; or

(iv)
the date on which, after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, the Election ceases to have effect in accordance with its own terms.

SCHEDULE OF EMPLOYER COMPANIES
The following are employer companies to which this Election may apply:
For each company, provide the following details:
EUSA Pharma (Europe) Limited

Registered Office:	EUSA Pharma The Magdalen Centre Oxford Science Park Oxford, OX4 4GA
Company Registration Number:	4555273
Corporation Tax Reference:	452/76424 00934
Corporation Tax Address:	HM Revenue & Customs CT Operations (Large & Complex Specialist) 16 North Government Buildings Ty Glas, Llanishen Cardiff, CF14 5 FP
PAYE Reference:	120/WZ72892

Attachment II
Jazz Pharmaceuticals plc
Amended and Restated
2007 Non-Employee Directors Stock Award Plan